Filed Pursuant to Rule 433

Registration Statement Nos. 333-185337 and 333-185337-02

Free Writing Prospectus

Dated May 21, 2013

ABS New Issue: $725.097mm CNH 2013-B Equip * PXG DETAILS

$725.097MM  CNH Equipment Trust 2013-B

Jt-Leads: BofAML (struc), Citi, Credit Ag

Co-Mgrs:  CS, RBC

CL	SIZE(mm)	M/F	WAL	PWIN	E.FINAL	L.FINAL	BENCH	YLD	PRICE	CPN
A1	152.500	P1/F1+	0.42	1-10	3/14	6/16/14		0.23%	100.00000
A2	216.000	Aaa/AAA	1.15	10-22	3/15	10/17/16	EDSF	+12 0.441	99.99932	0.44
A3	239.000	Aaa/AAA	2.45	22-43	12/16	8/15/18	ISWP	+25 0.697	99.98547	0.69
A4	101.282	Aaa/AAA	3.88	43-48	5/17	11/15/18	ISWP	+29 1.000	99.96986	0.99
B	16.315	A2/A	3.96	48-48	5/17	11/16/20	ISWP	+55 1.277	99.98606	1.27

TICKER          : CNH 13-B

REGISTRATION  : Public

EXPECTED RATINGS: Moody's/Fitch

PXG SPEED     : 20% CPR, 10% Call

EXPECTED SETTLE : 5/30/13

FIRST PAY     : 6/17/13

MIN DENOMS      : $1K x $1

BILL & DELIVER: BofAML

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.